Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2003 Stock Option Plan for Non-Employee Directors and the 1997 Stock Option Plan of Point Therapeutics, Inc. for the registration of 1,310,123 shares of Common Stock, of our report dated February 10, 2003 (except for Note 14, as to which the date is March 5, 2003) with respect to the consolidated financial statements of Point Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

October 14, 2003